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                                                                   Exhibit 2.2


                          PLAN AND AGREEMENT OF MERGER

                          dated as of December 17, 1996

                                  by and among

                                   BRIM, INC.,

                            PRINCIPAL MERGER COMPANY,

                                       and

                           PRINCIPAL HOSPITAL COMPANY



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                          PLAN AND AGREEMENT OF MERGER

         This Plan and Agreement of Merger ("Agreement"), dated as of December 17, 1996, is entered into by and among Brim, Inc., an Oregon corporation ("Brim"), Principal Merger Company, a Delaware corporation and a wholly-owned subsidiary of Brim ("Newsub"), Principal Hospital Company, a Delaware corporation ("PHC") and all of the shareholders of PHC, whose names appear on the signature page attached hereto (the "Shareholders").

                                    RECITALS

         This Agreement describes a merger (the "Principal Merger") that is intended to follow the closing of a series of transactions by which Brim was reorganized and recapitalized (the "Recapitalization") and divested certain assets and operating entities (the "Divestitures"; the Recapitalization and the Divestitures being the "Precedent Transactions").

         NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

                                    ARTICLE I
                         MERGER; GOVERNANCE; CONVERSION;
                               OTHER CONSIDERATION

         1.01 The Merger. (a) On the Effective Date (as defined in Section 2.01(c) hereof), Newsub shall be merged with and into PHC, and PHC shall be the surviving corporation. The corporate existence of PHC with all its purposes, powers and objects shall continue unaffected and unimpaired by the Merger; and as the surviving corporation, PHC shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of Newsub as provided for in the Delaware General Corporation Law. The separate existence and corporate organization of Newsub shall cease upon the Effective Date, and PHC shall continue as the surviving corporation and a wholly-owned subsidiary of Brim.



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         (b) If at any time after the Effective Date the surviving corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm, record or otherwise, in the surviving corporation, the title to any property or right of Newsub acquired or to be acquired by reason of or as a result of the Merger, the officers and directors of Newsub holding office prior to the Effective Date shall in the name of PHC or otherwise execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to carry out the purpose of this Agreement.

         1.02 Governance. (a) The Certificate of Incorporation of PHC, as in effect on the Effective Date, shall be the Certificate of Incorporation of the surviving corporation.

         (b) The Bylaws of PHC, as in effect on the Effective Date, shall be the Bylaws of the surviving corporation.

         (c) The directors and officers of PHC on the Effective Date shall be the directors and officers of the surviving corporation until their successors are elected or until their earlier resignation or removal.

         l.03 Conversion of Shares. At the Effective Date, the manner and basis of converting and exchanging the shares of each of PHC and Newsub shall be as follows:

                  (a) Each share of Common Stock, no par value, of Newsub issued immediately prior to the Effective Date (the "Newsub Shares") shall, subject to the provisions of the Delaware General Corporation Law, by virtue of the Merger and without any action on the part of Brim, be converted into one share of PHC Class B Common Stock (such shares, as converted, being the PHC Merger Shares).

                  (b) Each share of Class A Common stock and each share of Class B Common Stock held by each Shareholder and outstanding immediately prior to the Effective Date (collectively, the "PHC Shares") shall, subject to the provisions of the Delaware General Corporation Law, by virtue of the Merger and without




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         any action on the part of the holder thereof be converted into shares of the Junior Preferred Stock and Common Stock of Brim (collectively, the "Conversion Shares"), to each holder in such number as is set forth on ANNEX A hereto, so that each Shareholder shall receive that number of Conversion Shares set forth therein.

                  (c) Each Shareholder shall by virtue of the Merger cease to have any rights with respect to the PHC Shares other than pursuant to the provisions of this Article.

                  (d) On and after the Effective Date, each Shareholder may surrender his PHC Share certificate or certificates therefor to the surviving corporation. Upon proper surrender of a certificate or certificates representing such PHC Shares to the surviving corporation each Shareholder thereof shall be entitled to receive a certificate or certificates for the number of Conversion Shares provided for herein.

                  (e) On and after the Effective Date, Brim may surrender the certificate evidencing the Newsub Shares in exchange for a certificate evidencing the PHC Merger Shares.

                                   ARTICLE II
                                     CLOSING

         2.01 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, on or before December 17, 1996 (the "Closing Date"), or at such other place, date and time as may be agreed upon by Brim, Newsub, PHC and the Shareholders. For the purposes of this Agreement, the Effective Date and the day of Closing are assumed to be the same day; if however, the Effective Date is delayed beyond the Closing Date for any reason, any action to be taken only upon the Effective Date shall be deemed to have taken place on such day.

         (a) Deliveries of PHC and the Shareholders. At or prior to the Closing, PHC and the Shareholders shall deliver or cause to be delivered to Brim the following:



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                  (i) certificates evidencing the PHC Shares; and

                  (ii) all other previously undelivered documents required to be delivered by each Shareholder to Brim at or prior to the Closing Date in connection with the transactions contemplated hereby.

         (b) Deliveries by Brim. At or prior to the Closing, Brim shall deliver or cause to be delivered to PHC and the Shareholders the following:

                  (i) Certificates evidencing the Conversion Shares, which certificates shall be properly and duly registered in the name of each Shareholder in the denomination provided for herein, to be delivered against receipt by Brim of the respective certificates for the PHC Shares; and

                  (ii) All other previously undelivered documents required to be delivered by Brim to the Shareholders at or prior to the Closing Date in connection with the transactions contemplated hereby.

         (c) Merger. At the Closing (or at such earlier time as the parties may agree) Newsub and PHC shall execute and acknowledge the Certificate of Merger, in the form(s) attached hereto as Exhibit 2.01(c), together with such other certificates or documents as may be required to be filed under the laws of the State of Delaware to effect the Merger (collectively, the "Merger Documents"). PHC shall, on the Closing Date, through its counsel, cause said Merger Documents to be filed with the Secretary of State of Delaware, and to be filed or recorded with such other government officials as may be required to make the Merger effective on the Closing Date. The date on which the Merger shall become effective in accordance with Delaware law is heretofore and hereinafter referred to as the "Effective Date".




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                                   ARTICLE III
                      PHC'S REPRESENTATIONS AND WARRANTIES

         PHC has heretofore delivered to Brim copies of the transaction documents and disclosure schedules (collectively, the "Transaction Documents") pertaining to or arising in connection with: (i) the formation and initial capitalization of PHC; (ii) PHC's acquisition of an interest in Memorial Hospital, Palestine, Texas, through Palestine-Principal, Inc. ("PPI"), a Tennessee corporation and wholly-owned subsidiary of PHC, and Palestine Principal Healthcare Limited Partnership ("PPHLP"), a Texas limited partnership;
(iii) the long-term lease of Starke Memorial Hospital, Knox, Indiana, through Principal Knox Company ("PKC"), a Delaware corporation and wholly-owned subsidiary of PHC; (iv) PHC's $25,000,000 credit facility with AmSouth Bank of Alabama and First Union National Bank of North Carolina and (v) the Brim credit facility with First Union National Bank of North Carolina as agent, all of which Transaction Documents constitute and may be referred to collectively as the "PHC Disclosure Documents". Except as set forth in the PHC Disclosure Documents, PHC does hereby represent and warrant to Brim as follows with respect to PHC and the Subsidiaries and the business, assets, liabilities and operations thereof:

         3.01.   Organization and Qualification.

         (a) PHC is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Subsidiaries (as defined in Paragraph 3.01(c) below) is a corporation, partnership or limited liability company, duly organized and validly existing under the laws of the jurisdiction reflected in the PHC Disclosure Documents. PHC and each Subsidiary has full corporate or partnership power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

         (b) PHC and each of the Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. The PHC Disclosure Documents sets forth the foreign jurisdictions in which PHC and each of the Subsidiaries is qualified to do business.




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         (c) Except for PPI, PPHLP, and PKC (individually, a "Subsidiary" and collectively, the "Subsidiaries"), PHC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

         3.02.    Capital Stock.

         (a) As of the date hereof, the authorized capital stock of PHC consists solely of 26,000 shares of Class A Common Stock, $.01 par value per share, and 150,000 shares of Class B Common Stock, $.01 par value per share (the issued and outstanding shares of the Class A Common Stock and the Class B Common Stock may be referred to collectively herein as the "Common Stock"). The number of issued and outstanding shares of the Common Stock and the holders thereof are listed in Annex A hereto. Except as set forth in the PHC Disclosure Documents and except as specifically contemplated by Article I of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, the "Rights"), obligating PHC or any Subsidiary to issue or sell any shares of its capital stock or to grant, extend or enter into any Right with respect thereto nor any voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than PHC or the Shareholders with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity security of PHC or any of the Subsidiaries.

         (b) The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

         (c) Except as set forth in the PHC Disclosure Documents, there are no outstanding contractual obligations to which PHC is a party to repurchase, redeem or otherwise acquire any of the PHC Shares.



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         (d) Except as set forth in the PHC Disclosure Documents, there are no outstanding obligations by PHC to provide funds in excess of $100,000 to, or to make any investment (in the form of a loan, capital contribution or otherwise) in excess of $100,000 in, any other person, excluding any of the Subsidiaries. Commitments with respect to equipment purchases or leases are described in
Section 3.10(b) hereof.

         3.03. Authority Relative to this Agreement. PHC has full corporate power and authority to enter into this Agreement and each other instrument, document and agreement necessary to consummate the transactions contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by PHC and the consummation by PHC of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and the Shareholders of PHC, and no other corporate proceedings on the part of PHC are necessary to authorize the execution, delivery and performance of this Agreement by PHC and the consummation by PHC of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PHC and, subject to securing the Regulatory Approvals and the Third Party Consents (as each such term is defined in Article VII), constitutes a legal, valid and binding obligation of PHC enforceable against PHC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.04. Approvals and Consents. Subject to obtaining such consents or making such filings as may be described in the PHC Disclosure Documents and as may be described in Paragraphs 7.02 and 7.03 of this Agreement, the execution and delivery of this Agreement by PHC does not, and the performance by PHC of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or



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acceleration of, or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien") upon any of the assets or properties of PHC or any of the Subsidiaries under any of the terms, conditions or provisions of:

         (i) the articles of incorporation or bylaws (or other comparable charter or organizational documents) of PHC or any Subsidiary,

         (ii) any PHC Management Contract (as such term is defined in Paragraph 3.l0(c)),

         (iii) any PHC Lease (as such term is defined in Paragraph 3.10(c)), or

         (iv) (A) any statute, law, rule, regulation or ordinance (together, "Laws") of any state or of the United States, or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic or foreign state (a "Governmental or Regulatory Authority"), applicable to PHC or any of the Subsidiaries or any of its or their respective assets or properties, or (B) to the knowledge of PHC, any Laws or Orders of any jurisdiction or governmental authority not specified in clause (A) or
         (C) any PHC Contract, as defined in Paragraph 3.10(b).

         (b) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority to which PHC or any of the Subsidiaries is a party or by which PHC or any of the Subsidiaries or any of its or their respective assets or properties is bound; or

         (c) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party under any of the terms, conditions or provisions of any PHC Management Contract, PHC Contract or PHC Lease to which PHC or any of the Subsidiaries is a party or by


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which PHC or any of the Subsidiaries or any of its or their assets or properties is bound.

         3.05. Financial Statements. PHC has delivered to Brim prior to the execution of this Agreement a true and complete copy of the unaudited consolidated balance sheet of PHC and its consolidated Subsidiaries as of the nine months ended September 30, 1996 (the "PHC Company Financial Statements") and the related statements of operations, stockholders' equity, and cash flows for the fiscal period ended as of each such date. The PHC Financial Statements were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of PHC and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

         3.06. Absence of Certain Changes or Events. Except as set forth in the PHC Disclosure Documents or as contemplated by this Agreement, (a) since September 30, 1996 there has not been any change, event or development out of the ordinary course of business having, or that would be reasonably expected to have a "PHC Material Adverse Effect," as that term is defined in Section 3.10(e)(v) hereof, and (b) (i) between September 30, 1996 and the date hereof each of PHC and the Subsidiaries has conducted its businesses only in the ordinary course and with due regard to the proper maintenance and repair of any real property or personal property owned or leased by it or them and (ii) between September, 1996 and the date hereof, neither PHC nor any of the Subsidiaries has engaged in any of the transactions described in Paragraph 5.01(a). Nothing herein shall be construed as requiring PHC to disclose to Brim general changes in the health care industry which may, could or would have an affect on PHC either prior to or after the Closing.

         3.07. Legal Proceedings. Except as disclosed in the PHC Disclosure Documents, there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of PHC, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of PHC threatened against, relating to or affecting, PHC or any of the Subsidiaries or any of its or their assets and



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properties. For purposes hereof disputes with third party payors over the reimbursement due or paid to PHC Facilities shall not be deemed to be a legal proceeding, but should be the subject of the disclosure, if any, set forth under Paragraph 3.16.

         3.08. Information Supplied. Any documents to be filed by PHC with any Governmental or Regulatory Authority in connection with this Agreement and the other transactions contemplated hereby will not, on the date they are filed or required to be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by PHC with respect to information supplied in writing by or on behalf of Brim expressly for inclusion therein.

         3.09.   Compliance with Laws and Orders.

         (a) PHC and each of the Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the leasing, ownership or operation of the hospitals and other related health care facilities owned by PHC (the "PHC Facilities") and the Subsidiaries and for the lawful conduct of the business of PHC and the Subsidiaries (the "PHC Permits") at PHC Facilities (as defined below), except to the extent the failure to have any such PHC Permit would not have a PHC Material Adverse Effect.

         (b) Each of PHC and the Subsidiaries is in substantial compliance with the terms of PHC Permits held by it. Except as disclosed in the PHC Disclosure Documents, to the knowledge of PHC, PHC and each of the Subsidiaries is in substantial compliance with any Law and in full compliance with any Order of any Governmental or Regulatory Authority applicable to it. For purposes hereof, PHC and the Subsidiaries shall be deemed to be in substantial compliance with PHC Permits and with any Law if its failure to comply therewith is the subject of a plan of correction which has been accepted by the applicable Governmental or Regulatory Authority.

         3.10.  Compliance with Agreements: Certain Agreements.



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         (a) Except as disclosed in the PHC Disclosure Documents or as would not have a PHC Material Adverse Effect, neither PHC nor any of the Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would be reasonably expected to result in a default under:

         (i) its articles of incorporation or bylaws (or other comparable charter documents);

         (ii) any PHC Management Contract;

         (iii) any PHC Lease;

         (iv) any PHC Partnership Agreement; or

         (v)  any PHC Contract (as defined below).

         (b) Except with respect to those agreements listed in the PHC Disclosure Documents, true and correct copies of which have been made available to Brim prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Brim, or as provided for in this Agreement, to its knowledge, neither PHC nor any of the Subsidiaries is a party to, nor are any of its or their assets bound or affected by, any oral or written agreements of the following nature (the "PHC Contracts"):

         (i) consulting agreement, contract, arrangement or understanding not terminable whether with or without penalty on 90 days' or less notice involving the payment of more than $50,000 per annum individually or $100,000 per annum in the aggregate for all such agreements;

         (ii) union or collective bargaining agreement;

         (iii) agreement, contract, arrangement, commitment, understanding or obligation with any Key Employee (as hereinafter defined) of PHC or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving PHC of the nature contemplated by this Agreement;



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         (iv) agreement, contract, arrangement, commitment, understanding or obligation with respect to any Key Employee of PHC or any Subsidiary providing any term of employment or compensation guarantee extending for a period longer than 90 days after the date hereof and for the payment of more than $50,000 per annum individually or $100,000 per annum in the aggregate for all such agreements;

         (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

         (vi) agreement, contract, arrangement, commitment, understanding or obligation to which it is a party limiting in any material respect its freedom or the freedom of any Key Employee to compete in any line of business with any person;

         (vii) agreement, contract, arrangement, commitment, understanding or obligation (i) evidencing any liability (A) in excess of $100,000, or
         (B) any liability for the obligations of any person in excess of $100,000 or (C) regardless of the amount thereof, that is not to be fully performed or that cannot be terminated whether with or without penalty within ninety (90) days after the Closing Date or (ii) defining the terms on which any other debt in excess of $100,000 has been or may be issued or incurred; provided, however, that for purposes of this Paragraph 3.10(a)(vii), an accrual or third party contractual allowance reflected on PHC Financial Statements shall not be deemed to be a liability subject to disclosure under the terms hereof; or

         (viii) agreement, contract, arrangement, commitment, understanding or obligation relating to it, its present or prospective business, operations, properties or assets in which any Key Employee has any interest, direct or indirect, including a description of any transactions between it and any Key Employee or any entity in which any Key Employee has any




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         interest (other than transactions between any corporation and a publicly held corporation in which the Key Employee holds less than five percent (5%) of the issued and outstanding shares of capital stock).

         (c) For purposes of this Agreement, the following defined terms used in this Paragraph and elsewhere in this Agreement shall have the meanings set forth below:

         (i) "PHC Management Contract" means any agreement to which PHC or any Subsidiary is a party providing for management, administrative or other services to be rendered in connection with the operation, administration, or supervision of any managed PHC Facility, which contracts include as of the date of this Agreement, those PHC Management Contracts identified in the PHC Disclosure Documents, true and correct copies of which have been made available to Brim prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Brim.

         (ii) "PHC Lease" means those leases to which PHC or any Subsidiary is a party with respect to those hospitals and other related health care facilities identified in the PHC Disclosure Documents, true and correct copies of which have been made available to Brim prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Brim.

         (iii)"PHC Partnership Agreement" means those partnership agreements in which PHC or any Subsidiary holds a general and/or limited partnership interest identified in the PHC Disclosure Documents, true and correct copies of which have been made available to Brim prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Brim.

         (iv) "Key Employee" means all officers, managers and other employees and consultants of PHC or any Subsidiary whose current annual salary or rate of compensation (including bonus and incentive compensation) is $100,000 or more, as identified in the PHC Disclosure Documents.



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         (v) "PHC Material Adverse Effect" means an event or series of events affecting PHC (but specifically excluding events that are disclosed pursuant to the terms hereof in the Company's Disclosure Letter or in the exhibits hereto as of the date of execution of this Agreement that will have an adverse effect on the Company's earnings before interest, taxes, depreciation and amortization on an annualized basis of, calculated as of the Closing Date, in excess of $500,000.

         3.11. Taxes. PHC has filed all tax returns which are required to have been filed in any jurisdiction with respect to PHC and each of the Subsidiaries, and has paid, before they have become delinquent, all taxes shown to be due and payable on such returns and, to the knowledge of PHC, all other taxes and assessments payable by PHC on behalf of itself or any of the Subsidiaries, to the extent the same have become due and payable, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which PHC has set aside on its books reserves to the extent required by, and segregated in accordance with, GAAP. Except as set forth in the PHC Disclosure Documents, (i) PHC has no knowledge of any proposed material tax assessment against PHC or any of the Subsidiaries, (ii) to the knowledge of PHC all tax liabilities of PHC and the Subsidiaries are adequately provided for on the books of PHC and (iii) to the knowledge of PHC all of the tax returns previously filed by PHC and which, as of the date hereof, have not been audited by the applicable Governmental or Regulatory Authority having jurisdiction thereof, were true and correct in all material respects at the time filed by PHC. PHC has not received any notice of any past due or unpaid tax or assessment.

         3.12. Employee Benefit Plans: ERISA. The PHC Disclosure Documents sets forth all of the bonus, deferred and incentive compensation, profit sharing, retirement, vacation, sick leave, leave of absence, hospitalization, severance, and fringe benefit plans, all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) which PHC maintains, to which PHC contributes or has an obligation to contribute, or with respect to which PHC has any liability or reasonable expectation of liability,



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whether or not any such plan has terminated and whether or not any such plan is or was maintained or contributed to by any current or former member of PHC's Controlled Group (within the meaning of Section 414 of the IRC) (the "Plans"). None of the Plans (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the IRC or Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the IRC,
(iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (iv) provides for medical or life insurance benefits to current or future retired or former employees of PHC (other than as required under IRC Section 4980B or applicable state law).

1. Each Plan is, in all material respects, in compliance, and has been administered, maintained and funded in all material respects in accordance, with the applicable provisions of ERISA and the IRC and all other applicable laws, rules and regulations, including, but not limited to, medical continuation under IRC Section 4980B. None of PHC, any Controlled Group member, any fiduciary or any other person has, with respect to any Plan, (i) engaged in any transaction prohibited by ERISA, the IRC or other applicable law; (ii) breached any fiduciary duty owed by it; or (iii) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the IRC.

                  2. All contributions, premiums or payments which are due on or before the Closing Date with respect to the Plans have been timely, or will have been prior to the Closing Date, paid.

                  3. Each Plan which is intended to be qualified under section 401(a) of the IRC (i) has been timely amended to reflect all requirements of the Tax Reform Act of 1986 ("TRA 86") and all subsequent legislation which is required to be adopted prior to the end of the TRA 86 remedial amendment period and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such tax law changes. Nothing has occurred since the date of such letter that could adversely affect the qualified status of such Plan or the tax-exempt status of any related trust.

                  4. No under funded defined benefit plan has been, during the five years preceding the Closing Date, transferred out of PHC's Controlled Group.

                  5. Except as set forth in the PHC Disclosure Documents. PHC has not incurred, and has no reason to expect that it will incur, any material liability to the Internal Revenue Service, the Department of Labor, the PBGC, any multiemployer plan or otherwise under Title IV of ERISA (including any withdrawal liability) or under the IRC with respect to any Plan or any other plan that PHC or any member of its Controlled Group maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

                  6. With respect to each Plan, PHC has provided Brim with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Plans are maintained, funded and administered, (ii) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments),
         (iii) the three most recent financial statements, and (iv) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

         3.13. Labor Matters. Except as set forth in the PHC Disclosure Documents or as would not have a PHC Material Adverse Effect, no unfair labor practice complaint for sex, age, race or other discrimination claim has been brought against PHC or any of the Subsidiaries in connection with its or their business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Body during the three-year period ending as of the Closing Date nor has PHC or any of the Subsidiaries received written notice of the intention of any person to file any such claim which remains unresolved as of the date hereof.

         3.14.   Environmental Matters.

         (a) Except as disclosed in the PHC Disclosure Documents or as would not have a PHC Material Adverse Effect: (i) PHC complies with all applicable Environmental Laws and possesses and complies with all applicable Environmental Permits required under such laws to operate as it presently operates; (ii) no events are likely to occur that would prevent compliance with, or materially increase the burden on PHC of complying with, applicable Environmental Laws or Environmental Permits required under such laws;
(iii) there are no Materials of Environmental Concern in conditions and concentrations at any property owned or leased by PHC, that are reasonably expected to give rise to liability of PHC under any Environmental Law; and (iv) PHC has not received any written notification alleging that is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act concerning, disposal of Materials of Environmental Concern at any location.

         (b) For purposes of this Agreement, the following defined terms used in this Paragraph and elsewhere in this Agreement shall have the meanings set forth below:

         (i) "Environmental Laws" shall mean all Federal, state. or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or, to the extent applicable, at any time prior to, the date of this Agreement.

         (ii) "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

         (iii) "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect PHC.

         (iv) "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under the Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

         3.15. Brokers or Finders. PHC represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         3.16. Cost Reports. PHC and each Subsidiary has duly and timely filed all cost reports which are required as of the date hereof to be filed by it in connection with the operation of PHC Facilities. A true and correct copy of all such cost reports which have been filed by PHC and each Subsidiary have been provided to Brim as of the date hereof is provided in the PHC Disclosure Documents, the receipt of which cost reports is hereby acknowledged by Brim. To the knowledge of PHC, all of such cost reports are true, correct and complete in all material respects and, except as set forth in the PHC Disclosure Documents or as would not have a PHC Material Adverse Effect, have been prepared in all material respects in accordance with the requirements of the Medicare and/or Medicaid Act, as applicable. Nothing herein shall be construed as a representation or warranty by PHC with respect to the filing of the cost reports with respect to any PHC Managed Facility.

         3.17.   Tangible Property and Assets.

         (a) PHC and the Subsidiaries have good and marketable title to, or have valid fee simple title or leasehold interests in, as applicable, or valid rights under contract to use, all tangible property and assets owned and/or used in and, individually or in the aggregate, material to the conduct of its or their businesses including all tangible property and assets reflected on the latest audited balance sheet included in the PHC Financial Statements, other than property or assets disposed of since such date or held subject to a lease or other contract permitted to expire in accordance with its terms since such date, in either case in the ordinary course of business (the "Tangible Property and Assets").

         (b) PHC's title to the Tangible Property and Assets described in clause (a) is free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of PHC and the Subsidiaries taken as a whole and (iii) any Lien which shall be satisfied and released of record as of the Closing Date. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and, to the knowledge of PHC, adequate and suitable for the purposes for which they are presently being used.

         (c) On the date hereof and on the Closing Date, the inventory and consumable supplies located at and used in connection with the operation of the Leased PHC Facilities are and shall be in a good and useable condition and sufficient in quantity and quality to operate such Leased PHC Facilities in a manner consistent with the past practices of PHC.

         (d) Neither PHC nor any of the Subsidiaries has received notice of any pending or threatened condemnation or taking by power of eminent domain or otherwise of any of the Tangible Assets or Property or, with respect to PHC's corporate office, any notice of any tax or special lien or assessment which would not be paid in full by the Closing Date.

         (e) Except as set forth in the PHC Disclosure Documents, neither PHC nor any of the Subsidiaries has notice that any of the Tangible Assets or Property is not in compliance with applicable building or zoning codes and ordinances.

         3.18. Certification and Accreditation. Except as otherwise set forth in the PHC Disclosure Documents, the Leased PHC Facilities are certified to participate in Medicare and/or Medicaid and are duly accredited, subject to no contingencies other than those set forth in the correspondence described in
Section 3.18 of PHC Disclosure Documents, true and correct copies of which have been made available to Brim and the receipt of which is acknowledged by Brim, by the Joint Commission on Accreditation of Healthcare Organizations. Nothing herein shall be construed as representation or warranty by PHC with respect to the certification or accreditation of the Managed PHC Facilities, which certification and accreditation is in the name of the owner of such Managed PHC Facilities and not in the name of PHC. As of the date hereof, PHC has not received any written or verbal notice of any action, investigation or other proceeding which has not been resolved as of the date hereof to revoke, terminate or not renew any such certification or accreditation with respect to the Leased Company
Facilities.

         3.19. Insurance. The PHC Disclosure Documents set forth the insurance policies covering PHC's operations with respect to the Leased PHC Facilities and the Managed PHC Facilities in effect as of the date hereof, including the policy numbers, terms, identity of the insurers and amounts and nature of coverage. All of such policies are now and will be until Closing in full force and effect, with no premium arrearages. True and correct copies of all such policies and any endorsements thereto with respect to the Leased PHC Facilities and copies of any endorsements with respect to the Managed PHC Facilities have been made available to Brim prior to the date hereof, the receipt of which is hereby acknowledged by Brim.

         3.20. Payments. Neither PHC nor any of the Subsidiaries has, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission, or other sum of money or item or property, however, characterized, to any person, government official or other party related to the businesses of the Leased PHC Facilities or the Managed PHC Facilities which was, at the time paid or delivered, illegal under any applicable federal, state or local law.

         3.21.    Intellectual Property.

         (a) Neither PHC nor any of the Subsidiaries has received protection under federal or state law of any trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyrights used by them in their business.

         (b) Nothing herein shall be construed as a representation or warranty by PHC that the use by PHC and the Subsidiaries is in full compliance with all applicable hardware and software licensure laws and/or that the trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyrights used by PHC do not infringe on or violate the rights of any third parties.

         3.22 Disclosure. No representation or warranty by PHC in this Agreement and no statement contained in any document, certificate or other writing furnished by PHC to Brim or Newsub in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BRIM AND NEWSUB

        Brim has heretofore delivered to PHC and the Shareholders or made available to them, copies of the transaction documents and disclosure schedules (collectively, the "Brim Transaction Documents") pertaining to or arising in connection with the Precedent Transactions. The representations and warranties of Brim and its subsidiaries set forth therein, that relate to the business, operations or financial condition of Brim as of the closing of the Precedent Transactions, are incorporated herein by reference, as the representations and warranties of Brim to PHC and the Shareholders. In addition, Brim and Newsub hereby jointly and severally represent and warrant to PHC and each of the Shareholders as follows:

         4.01 Authorization, Etc. Brim and Newsub have full corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to carry out the transactions contemplated hereby and thereby. The Boards of Directors of Brim and Newsub have duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Brim and/or Newsub are necessary to approve and authorize the execution and delivery of this Agreement and the documents and instruments contemplated hereby by Brim and Newsub and the consummation by Brim and Newsub of the transactions contemplated hereby and thereby. This Agreement constitutes a valid and binding obligation of Brim and Newsub, enforceable against Brim and Newsub in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        4.02 No Approvals or Conflicts. Neither the execution and delivery by Brim and/or Newsub of this Agreement nor the consummation by Brim and/or Newsub of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Brim or any of its subsidiaries, including Newsub, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of Brim's or its subsidiaries' properties, or result in any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation which binds or affects Brim or its subsidiaries, including Newsub, or any of their properties being declared void, voidable or without further binding effect, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to Brim or its subsidiaries, including Newsub, or any of their properties, or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement by Brim and/or Newsub, which, in the case of clauses (ii), (iii) and (iv) above, would have a Brim Material Adverse Effect.

         4.03 No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Brim and/or Newsub.

         4.04 Concerning Newsub. Brim and Newsub jointly and severally represent and warrant to PHC and the Shareholders as follows:

         (a) Newsub is a corporation duly organized and existing and in good standing under the laws of the State of Delaware. Accurate and complete copies of the Certificate of Incorporation and Bylaws of Newsub will be delivered to Shareholders prior to the Closing.

         (b) The authorized capital stock of Newsub is 100 shares of Common Stock, no par value. Newsub does not have any outstanding subscriptions, warrants, options or other agreements or commitments obligating Newsub to issue shares of its capital stock.

         (c) The Board of Directors of Newsub, and Brim as its sole shareholder, have approved this Agreement and the consummation of the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Newsub. Newsub has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of Newsub enforceable in accordance with its terms, except (i) that the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach of any term or provision of the Certificate of Incorporation or Bylaws of Newsub or of any agreement or instrument of any kind to which it is a party or by which it is bound.

         4.05 Conversion Shares. The Conversion Shares to be issued to the Shareholders pursuant to Section 1.03 hereof, at the time such shares are issued, will have been duly authorized, validly issued, fully paid and nonassessable; and the Shareholders shall receive good title to such shares, free and clear of any liens, options, charges, security interests or other legal or equitable rights and encumbrances of any nature whatsoever.

         4.06 Disclosure. No representation or warranty by Brim or Newsub in this Agreement and no statement contained in any document, certificate or other writing furnished by Brim or Newsub to PHC or any Shareholder in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

         5.01. Closing. On the Closing Date, PHC will deliver or cause to be delivered to Brim the following documents:

         (a) Resolutions of PHC's Board of Directors and a vote of PHC's shareholders, certified by the Secretary or Assistant Secretary of PHC, authorizing and approving the transactions contemplated herein;

         (b) Certified copies of the Charter or Articles of Incorporation of PHC and each Subsidiary and Certificates of Legal Existence or Good Standing, as applicable, with respect to PHC and each Subsidiary issued within the 10 days prior to the Closing Date by the Secretary of State (or other authorized official) in each of the States in which PHC and each Subsidiary is organized or qualified to do business as a foreign corporation as set forth more fully in the PHC Disclosure Documents;

         (c) True and correct copies of the Bylaws of PHC and each Subsidiary certified by the Secretary or Assistant Secretary of each as of the Closing Date; and

         (d) An opinion or opinions of counsel to PHC dated as of the Closing Date in substantially the form attached hereto as Exhibit 5.01(d).

         5.02 Closing. On the Closing Date, in addition to the delivery of the Conversion Shares, Brim will deliver to PHC or cause to be delivered the following documents:

         (a) Resolutions of Brim's and Newsub's Board of Directors and a vote of Newsub's shareholder, certified by the Secretary or Assistant Secretary of Brim and Newsub, respectively, authorizing and approving the transactions contemplated herein;

         (b) Certified copies of the Charter or Articles of Incorporation of Brim and Newsub and Certificates of Legal Existence or Good Standing, as applicable, with respect to Brim and Newsub issued within the 1O days prior to the Closing Date by the Secretary of State (or other authorized official) of their respective state of organization; and

         (c) An opinion or opinions of counsel to Brim dated as of the Closing Date in substantially the form attached hereto as Exhibit 5.02(c).

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.01. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following address:

         To Brim:                  Brim, Inc.
                                   305 NE 102nd Avenue
                                   Portland, Oregon 97020
                                   Attn: President
                                   Phone: 503-256-2070
                                   Fax: 503-254-7619

         To PHC:                   Principal Hospital Company
                                   5123 Paddock Village Court A-12
                                   Brentwood, Tennessee 37027
                                   Attn: President
                                   Phone: 615-370-1377
                                   Fax: 615-370-9539

         Notices shall be deemed given three (3) business days after deposit in the mail as provided herein or upon actual receipt if sent by overnight delivery, facsimile transmission or hand delivery.

         6.02. Assignment. Except as otherwise expressly provided herein, no party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including successors by operation of law pursuant to any merger, consolidation or sale of assets involving either party.

         6.03. Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, the disclosure documents delivered pursuant hereto, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them.

         6.04. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         6.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         6.06. Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         6.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         6.8. Third Party Beneficiary. Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

         6.09. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation."

         6.10. Survival. The representations and warranties of PHC shall not survive the Closing.

                                     * * * *

         IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth therein.



                                            BRIM, INC.


                                            By: /s/ Martin S. Rash
                                                -------------------------------
                                            Its: President & CEO
                                                 ------------------------------

                                            PRINCIPAL MERGER COMPANY

                                            By: /s/ Martin S. Rash
                                                -------------------------------
                                            Its: President & CEO
                                                 ------------------------------

                                            PRINCIPAL HOSPITAL COMPANY

                                            By: /s/ Martin S. Rash
                                                -------------------------------
                                            Its: President & CEO
                                                 ------------------------------

-------------------------------------------------------------------------------
                                                                    ANNEX A
-------------------------------------------------------------------------------
                         Principal Shares Outstanding  Brim Shares To Be Issued
-------------------------------------------------------------------------------

         Holder              Class A        Class B      Junior        Common
         ------              -------        -------     Preferred      ------
                                                        ---------
-------------------------------------------------------------------------------

Golder, Thoma, Cressey,      13,178.52                    13,580
 Rauner Fund IV. L.P.

-------------------------------------------------------------------------------
                                             69,312                   1,358,000
-------------------------------------------------------------------------------
Martin S. Rash                  211.26                       217
-------------------------------------------------------------------------------
                                              9,859                     193,163
-------------------------------------------------------------------------------
Richard D. Gore                 395.36                       407
-------------------------------------------------------------------------------
                                              5,679                     111,266
-------------------------------------------------------------------------------
First Union                     98.842                      99.5
-------------------------------------------------------------------------------
                                                520                       9,960
-------------------------------------------------------------------------------
AmSouth                         98.842                      99.5
-------------------------------------------------------------------------------
                                                520                       9,960
-------------------------------------------------------------------------------
                             _________      _________     _______     _________
-------------------------------------------------------------------------------
                             13,982.82       85,890       14,403      1,682,349
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------